CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION
                          OF PHOTOVOLTAIC SOLAR CELLS, INC.


Pursuant to and in accordance with the provisions of Nevada Revised Statutes ("NRS") Section 78.403, the undersigned does hereby declare and certify that:

a. The name of the corporation is Photovoltaic Solar Cells, Inc., a corporation duly organized and existing under the laws of the State of Nevada (the "Corporation");

b. The undersigned are all of the duly appointed and acting Directors of the Corporation;

c. As of the date of this certificate, no voting stock of the Corporation has been issued; and

d. This certificate correctly sets forth the text of the Corporation's articles of incorporation as amended to the date hereof, and the restated articles of incorporation of the Corporation are as follows: 1. NAME OF CORPORATION: The name of the Corporation is Photovoltaic Solar Cells, Inc.

2. RESIDENT AGENT: Its registered office in the State of Nevada is located at 502 East John Street, Carson City, Nevada 89706. The name of its registered agent at that address is CSC Services of Nevada, Inc.

3. SHARES: The Corporation's authorized capital consists of fifty million (50,000,000) shares of common stock having a par value of $.0001 per share ("Common Stock") and ten million (10,000,000) shares of preferred stock having a par value of $.0001 per share ("Preferred Stock").

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

4. GOVERNING BOARD: The Governing Board shall be styled as Directors. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented hereafter.

5. PURPOSE: The nature of the business of the Corporation and the objects of the purposes to be transacted, promoted, or carried on by it are as follows: To engage in any or all lawful activities for which corporations may be incorporated under the corporation laws of the State of Nevada.

6.  EXISTENCE:  The  Corporation  is  to  have  perpetual  existence.

7. PREEMPTIVE RIGHTS AND CUMULATIVE VOTING: Shareholders of the Corporation shall not have preemptive rights or cumulative voting rights.

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Restatement of the Articles of Incorporation of Photovoltaic Solar Cells, Inc. to be executed in his above referenced capacities as of the 25th day of April, 2006.


/s/  Lawrence F. Curtin
Lawrence F. Curtin, Director

/s/ Zechariah Krogen-Curtin
Zechariah  Krogen-Curtin,  Director